Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ATHENEX, INC.

Athenex, Inc. , a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Athenex, Inc.

2.

This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 19, 2017, as amended by that Certificate of Amendment filed on November 22, 2022 (the “Certificate of Incorporation”).

3.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon has duly approved, the amendment to the Certificate of Incorporation set forth in this Certificate of Amendment.

4.	The Certificate of Incorporation is hereby amended as follows:

Article IV of the Certificate of Incorporation shall be amended to insert the following paragraphs immediately following the first sentence of Article IV as follows:

“As of the Effective Time, a one-for-twenty reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each twenty shares of Common Stock issued and held of record by each stockholder of the Corporation immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully-paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share.

No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu thereof, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive one (1) additional whole share of Common Stock; provided that, whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (a) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time and (b) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock have been reclassified; and with respect to holders of shares of Common Stock in book-entry form in the records of the Corporation’s transfer agent that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive one (1) additional share of Common Stock automatically and without any action by the holder.

Beginning at the Effective Time, each certificate representing pre-Reverse Stock Split shares of Common Stock will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.”

At the Effective Time, the first sentence of Article IV of the Certificate of Incorporation shall be hereby deleted in its entirety with the following substituted in its place:

“The aggregate number of shares which the Corporation shall have authority to issue is Fifty Million (50,000,000), of which Twenty-Five Million (25,000,000) shall consist of shares of common stock, par value $0.001 per share (“Common Stock”), and Twenty-Five Million (25,000,000) shall consist of shares of preferred stock, par value $0.001 per share (“Preferred Stock”).”

5.	This Amendment shall become effective as of February 15, 2023 at 12:01 a.m. Eastern Time (the “Effective Time”).

6.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed, signed and acknowledged by the undersigned duly authorized officer of the Corporation as of the date set forth below.

Dated: February 13, 2023

ATHENEX, INC.

By:	/s/ Johnson Y.N. Lau
Name:	Johnson Y.N. Lau
Title:	Chief Executive Officer and Chairman of the Board of Directors